99.1 Press Release, dated December 4, 2006, issued by Citadel Security Software Inc.

              McAfee Acquires Assets of Citadel Security Software

DALLAS, Texas, December 4, 2006 -Citadel Security Software Inc. (OTCBB: CDSS) today announced that McAfee, Inc. (NYSE: MFE) has acquired substantially all of the assets of Citadel and its subsidiaries. Under the terms of the asset sale, McAfee acquired substantially all of the assets of Citadel, including, but not limited to, Citadel's intellectual property and technology, and McAfee paid to Citadel $60,020,579 in cash.

As described in the company's Definitive Proxy Statement filed with the U.S. Securities and Exchange Commission on November 3, 2006, shareholders of Citadel will receive two or more liquidating distributions. The initial distribution is currently expected to be made in January 2007 following expiration of the 30 day indemnification period contemplated by the asset purchase agreement, and the final cash distribution would be made when all liabilities of the company have been satisfied. The amount and timing of the above-described distributions are dependent upon a variety of factors, including the timing of winding up Citadel's business, the amount of any indemnification payments, and the costs, expenses and time involved in satisfying Citadel's current liabilities and obligations, and those incurred by Citadel following the closing of the asset sale. Citadel will announce a record date for the distribution at least 10 days prior to the distribution.


Forward-Looking Statements

This press release contains forward-looking statements based on current Citadel management expectations. Those forward-looking statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, (1) the ability to recognize the benefits of the asset purchase transaction, including without limitation the risk that the amount of the proposed distribution to Citadel's common stockholders could be reduced based on uncertainties related to the amounts of taxes, liabilities, wind down expenses, indemnification obligations or transaction expenses; (2) the amount of the costs, fees, taxes, expenses and charges related to the transactions and winding down expenses; and (3) the matters disclosed in the "Risk Factors" sections of the most recent SEC filings by Citadel. Many of the factors that will determine the outcome of the subject matter of this press release are beyond Citadel's ability to control or predict. Citadel undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.